EXHIBIT 10.1
LOAN AND SECURITY AGREEMENT
This LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is made as of July 31, 2023 (the “Closing Date”) and is entered into by and among AMYRIS, INC., a Delaware corporation (the “Parent” or the “Borrower”), Amyris Clean Beauty, Inc., a Delaware corporation, Amyris Fuels, LLC, a Delaware limited liability company, AB Technologies LLC, a Delaware limited liability company, and any other Subsidiary of Parent that has delivered a Joinder Agreement (as defined herein) (each a “Guarantor” and collectively, the “Guarantors” and together with Parent, collectively, the “Obligors” and each an “Obligor”), and Muirisc, LLC, a Delaware limited liability company, in its capacity as lender (the “Lender”).

WHEREAS, the Borrower requires cash advances to fund its working capital needs and has been in discussions with the Lender;
WHEREAS, the Borrower has requested that the Lender make, and the Lender has agreed to make, certain cash advances not to exceed $20,000,000 to fund the working capital requirements of Borrower and its Subsidiaries;
WHEREAS, the Borrower has agreed to secure all of the Secured Obligations by granting to the Lender Liens over substantially all its assets; and
WHEREAS, each of the Guarantors has agreed to guarantee the Secured Obligations and to secure their respective Secured Obligations by granting to the Lender liens over substantially all their assets,
NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties to this Agreement agree as follows:
SECTION 1.DEFINITIONS AND RULES OF CONSTRUCTION
1.1 Unless otherwise defined herein, in this Agreement (including the Recitals) the following capitalized terms have the following meanings:
“Account Control Agreement(s)” means any agreement entered into by and among the Lender, any Obligor and a third party bank or other institution (including a Securities Intermediary) in which any Obligor maintains a Deposit Account or an account holding Investment Property and which grants the Lender a perfected security interest in the subject account or accounts.
“Additional Facilities” means the agreements and arrangements entered into after the Closing Date by the Obligors relating to Indebtedness in an aggregate principal amount not exceeding $180,000,000 (excluding capitalized interest, fees and other amounts which may be added to principal in accordance with the terms of such agreements and arrangements).
“Advance” means any loan made or advanced by the Lender under this Agreement.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by the Borrower to the Lender in form and substance satisfactory to the Lender.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning give to it in the preamble to this Agreement.
“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.
“Assignee” has the meaning set forth in Section 10.13.
“Available Commitment” means, at any time, an amount equal to the Commitment minus the aggregate principal balance of all Advances at such time.
“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).
“Bankruptcy Laws” means, collectively: (i) the Bankruptcy Code; and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Borrower” has the meaning given to it in the preamble to this Agreement.
“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Obligor or which any Obligor intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Obligor since their respective incorporations.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.
“Capital Stock” means: (i) in the case of a corporation, corporate stock or shares; (ii) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash” means all cash and liquid funds.
“Cash Equivalents” means, as of any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.
“Cash Flow Report” means (a) an updated 13-week cash flow forecast for the Obligors, including, without limitation, consolidated balance sheets, statements of income, and cash flow forecasts, and (b) aged listings of accounts receivable and accounts payable, each in a form consistent with the 13-week cash flow forecast delivered on or about the Closing Date and prepared and certified to on behalf of the Borrower by an authorized officer thereof.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended from time to time.
“Change in Control” means (i) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Parent, sale or exchange of outstanding Capital Stock (or similar transaction or series of related transactions) of Parent in which the holders of Parent’s outstanding Capital Stock immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50% of the voting power of the surviving entity of such transaction or series of related transactions, in each case without regard to whether Parent is the surviving entity or (ii) Parent fails to own, directly or indirectly, 100% of the Capital Stock of any of its Subsidiaries.
“Claims” has the meaning set forth in Section 10.10.
“Closing Date” has the meaning given to it in the preamble to this Agreement.
“Collateral” means the property described in Section 3.1.
“Collateral IP” means all Intellectual Property other than Excluded Intellectual Property.
“Commitment” means the commitment of the Lender to make Advances to the Borrower in a maximum aggregate amount of $20,000,000, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement
“Confidential Information” has the meaning set forth in Section 10.12.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyright License” means any written agreement granting (i) any right to exploit any Copyright, now owned or hereafter acquired by any Obligor or in which any Obligor now holds or hereafter acquires any interest, (ii) an immunity from suit under any Copyright, or (iii) an option to any of the foregoing.

“Copyrights” means all copyrights, whether registered or unregistered and published or unpublished, including copyrights in software, internet web sites, databases and the content thereof, held pursuant to the laws of the United States, any State thereof, or of any other country.
“Debt Transaction” means, with respect to Parent or any consolidated Subsidiary, any sale, issuance, placement, assumption or guaranty of funded Indebtedness (other than pursuant to this Agreement), whether or not evidenced by a promissory note or other written evidence of Indebtedness, other than Permitted Indebtedness.
“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived hereunder, become an Event of Default.
“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided, that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (i), (ii) and (iii), no earlier than the 91st day after the Term Loan Maturity Date.
“Dollars” and “$” means the lawful currency for the time being of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“DSM” means DSM Finance B.V.
“DSM Loan Agreement” means that certain Loan and Security Agreement by and among DSM, the Borrower and the Obligors, dated as of October 11, 2022, as amended from time to time in accordance with this Agreement.
“DSM Pledge Agreement” means that certain Pledge Agreement between the Borrower and DSM dated as of December 12, 2022.
“DSM Security Agreement” means that certain Security Agreement between the Borrower and DSM dated as of October 11, 2022.
“DSM Side Letter” means that certain side letter relating to certain transactions with DSM, made between Parent and DSM on or about June 5, 2023.
“DSM Tranche 3” has the meaning given to Tranche 3 in the DSM Loan Agreement.
“Eligible Accounts Receivable” means a receivable owing to any Obligor which: (i) is denominated and payable in U.S. Dollars; (ii) is payable by an obligor that is not an Affiliate of the applicable Obligor (and for this purpose each DSM Receivable shall be considered payable by an obligor that is not an Affiliate of the applicable Obligor); (iii) is not more than 90 days past due or 120 days past the original invoice date of such receivable; (iv) arises under a duly authorized contract for the sale and delivery of goods and services in the ordinary course of the applicable Obligor’s business that (a) is in full force and effect and that is a valid, binding and enforceable obligation of the related obligor, (b) conforms in all material respects with all applicable laws, rulings and regulations in effect, (c) that is not the subject of any asserted dispute, offset, hold back, defense, adverse claim or other claim, and (d) in which the applicable Obligor has good and marketable title, and that is freely assignable by the applicable Obligor (including without any consent of the related obligor unless such consent has already been obtained); (v) constitutes an “account” or “general intangible” (each, as defined in the UCC), and that is not evidenced by “instruments” or “chattel paper” (each, defined in the UCC); (vi) represents amounts earned and payable by the obligor that are not subject to any condition or subsequent deliverables; and (vii) is not otherwise deemed ineligible as a result of risks determined by the Lender in its reasonable discretion.
“Eligible Property, Plant and Equipment” means all Property Plant and Equipment determined in accordance with GAAP which is located in the United States and for which any Obligor has good and marketable title, free and clear of all Liens other than Permitted Liens of the types set forth in clauses (i), (iii), (iv), (v), (x), and (xiii) of the definition thereof.
“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, legally binding standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable non-appealable judicial or administrative interpretation thereof, including any applicable legally binding judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (to the extent related to exposure to Hazardous Materials), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, costs, losses, damages, fine, penalties and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws or permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to each Obligor, any trade or business (whether or not incorporated) which, together with such Obligor, is treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC (or, solely for purposes of Section 302 of ERISA or Sections 412 and 430 of the IRC, Section 414(m) or (o) of the IRC).
“Event of Default” has the meaning set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Intellectual Property” means: (a) all Intellectual Property that (i) constitutes “AMYRIS Licensed IP” as defined in the License Agreement regarding Diesel Fuel in the EU, dated as of March 21, 2016, as amended, by and among the Parent and Total Raffinage Chimie S.A., as assignee of Total Energies Nouvelles Activités USA, but solely to the extent of the field of use granted in such agreement, (ii) constitutes “AMYRIS Licensed IP” as defined in the Amended & Restated Jet Fuel License Agreement, dated as of March 21, 2016, as amended, by and among the Parent and Total Amyris BioSolutions B.V., but solely to the extent of the field of use granted in such agreement and (iii) is subject to the Farnesene Intellectual Property License, dated as of November 14, 2017, by and between DSM Nutritional Products Ltd. and Parent, but solely to the extent of the field of use granted in such license and solely for the purposes of manufacturing Vitamin E and (iv) is related to Parent’s flavor and fragrances business under the License and Drawing Rights Agreement entered into by Parent and DSM Nutritional Products Ltd. on March 31, 2021, and in each case of clauses (i) and (ii), as such agreements were in effect as of June 29, 2018, and in the case of clause (iii), as such agreement existed as of December 14,

2018; (b) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; and (c) [reserved]. For the avoidance of doubt, upon the reversion of such rights in the DSM Collateral to being Collateral pursuant to the foregoing sentence, Lender’s Lien on the DSM Collateral will be superior to any Lien in favor of any other Person.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in any Advance or commitment pursuant to a law in effect on the date on which (a) the Lender acquires such interest in any Advance or commitment or (b) the Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 7.10, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, and (iii) if, upon prior written request therefor, the Lender fails to provide the Obligors with a duly executed IRS Form W-9 or appropriate IRS From W-8.
“Existing Loan Agreements” means (a) that certain Amended and Restated Loan and Security Agreement, dated as of September 27, 2022, among the Obligors and the Existing Lender, (b) that certain Amended and Restated Loan and Security Agreement, dated as of September 13, 2022, among the Obligors and the Existing Lender, (c) that certain Loan and Security Agreement, dated as of March 10, 2023, among the Obligors and Perrara Ventures LLC, (d) that certain Loan and Security Agreement, dated as of June 5, 2023, among the Obligors and Anesma Group LLC, and (e) that certain Loan and Security Agreement, dated as of June 29, 2023, among the Obligors and Anjo Ventures LLC, in each case as the same may be amended, modified, extended, restated, replaced or supplemented from time to time.
“Existing Loan Documents” means the Loan Documents under (and as defined in) the Existing Loan Agreements, as the same may be amended, modified, extended, restated, replaced or supplemented from time to time.
“Existing Lender” means Foris Ventures, LLC, a Delaware limited liability company.
“Financial Statements” has the meaning set forth in Section 7.1.
“Foreign Government Scheme or Arrangement” has the meaning set forth in Section 5.23(c).
“Foreign Plan” has the meaning set forth in Section 5.23(c).
“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized or formed under the laws of any state within the United States or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Group Members” means the Obligors and their respective Subsidiaries and “Group Member” means any of them.
“Hazardous Material” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other similar substance to the extent each of the foregoing is regulated by any Environmental Law.
“Indebtedness” means indebtedness of any kind including, without limitation (i) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, (iv) all Contingent Obligations, and (v) Disqualified Stock.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” means all of each Obligors’ (i) rights anywhere in the world in and to Copyrights; Trademarks; Patents; Licenses; trade secrets, confidential and proprietary information, including know-how, manufacturing and production processes and techniques, research and development information, databases and data, customer and supplier lists and information; inventions; mask works; domain names and social media identifiers; all other intellectual and industrial property rights of any type; and the rights to sue for past, present and future infringement, misappropriation or other violation of any of the foregoing and any harm to the goodwill associated therewith, and (ii) all tangible embodiments of the foregoing.
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets or a business line or division of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.
“IP Security Agreement” means each certain Intellectual Property Security Agreement entered into between an Obligor and Lender in accordance with this Agreement.
“IRC” means the Internal Revenue Code of 1986, as amended, and any successor thereto (unless otherwise specified therein).
“IRS” means the Internal Revenue Service, or any successor thereto.
“Joinder Agreements” means for each Domestic Subsidiary that is required to be a Guarantor, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit H.
“Laws” means any federal, state, local and foreign statute, law, treaty, judicial decision, regulation, guidance, guideline, ordinance, rule, judgment, order, decree, code, injunction, permit,

concession, grant, franchise, governmental (or quasi-governmental) agreement, governmental (or quasi-governmental) restriction or determination of an arbitrator, court or other Governmental Authority (whether or not having the force of law), whether now or hereafter in effect.
“Lender” has the meaning set forth in the preamble to this Agreement.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Agreement.
“Litigation” has the meaning set forth in Section 5.5.
“Loan Documents” means this Agreement, the Notes (if any), the Account Control Agreements, the Joinder Agreements, all UCC financing statements, the IP Security Agreements, each Security Document and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of the Obligors; or (ii) the ability of the Obligors to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of the Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Lender’s Liens on the Collateral or the priority of such Liens.
“Maximum Rate” has the meaning set forth in Section 2.2.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Obligor or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
“Note” means each Term Note issued hereunder.
“Obligor” has the meaning given to it in the preamble to this Agreement.
“OFAC” has the meaning set forth in Section 5.22(b).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Parent” has the meaning set forth in the preamble to this Agreement.
“Patent License” means any written agreement in which any Obligor now holds or hereafter acquires any interest that (i) grants any right with respect to any invention or any Patent, (ii) agrees to refrain from asserting or grants immunity from suit under any Patent or invention, or (iii) grants an option to any of the foregoing.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all applications (including provisional, continuation (in-whole or in-part), and divisional applications) of the foregoing and any other pre-grant variations thereof, and all reissues, reexaminations, renewals, extensions and other post-grant variations thereof in the United States or any other country.
“Permitted Indebtedness” means (i) Indebtedness of the Obligors in favor of the Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule l A; (iii) Indebtedness of up to $10,000,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment and related expenses financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business due within 90 days; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Indebtedness under the DSM Loan Agreement in a maximum principal amount not to exceed $100,000,000 (excluding capitalized interest, fees and other amounts which may be added to principal in accordance with the terms of the DSM Loan Agreement); (vii) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of any Obligor or a Subsidiary thereof in an aggregate amount not to exceed $500,000 at any time outstanding; (viii) Indebtedness of the Obligors under the Existing Loan Agreements; (ix) Indebtedness of the Obligors under the Additional Facilities, with the prior written consent of the Lender in its absolute discretion; (x) [reserved]; (xi) Contingent Obligations that are guarantees of Indebtedness described in clauses (i) through (x) or other obligations of others that do not otherwise constitute Indebtedness; (xii) extensions, refinancings and renewals of any items of Permitted Indebtedness under clause (ii) or (iii) above with the prior written consent of the Lender.
“Permitted Intellectual Property Licenses” means (i) licenses of Intellectual Property rights granted by any Obligor that are in existence at the Closing Date and (ii) non-perpetual licenses of Intellectual Property rights granted by any Obligor in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during continuance of an Event of Default.
“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of any Obligor under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided, that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Obligors’ business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided, that this subparagraph (vi) shall not apply to Investments of any Obligor in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of any Obligor pursuant to employee stock purchase plans or other similar agreements approved such Obligor’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in existing Domestic Subsidiaries and newly-formed Domestic Subsidiaries, provided, that each such newly-formed Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by any Obligor and execute such other documents as shall be reasonably requested by the Lender; (x) Investments in Guarantors with the prior written consent of the Lender; (xi) Investments in Foreign Subsidiaries that are not Guarantors which are required in the ordinary course of business to fund the day to day operations of the Foreign Subsidiaries in such amount as the Lender (in its absolute discretion) may approve from time to time; (xiii) Permitted Intellectual Property Licenses; and (xiv) additional Investments that do not exceed $50,000 in the aggregate.
“Permitted Liens” means any and all of the following: (i) Liens in favor of the Lender; (ii) Liens existing or pending on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that each Obligor maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens under the DSM Security Agreement in relation to the earnouts to be received by the Borrower in connection with that certain Asset Purchase Agreement entered into by the Borrower and DSM Nutritional Products Ltd. on March 31, 2021; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Obligors’ business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided, that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on Cash or Cash equivalents securing obligations permitted under clauses (vii) and (viii) of the definition of Permitted Indebtedness (subject to the limitations in the definitions thereof); (xv) Liens under the Existing Loan Documents; (xvi) until repayment or prepayment of DSM Tranche 3, Liens under the DSM Pledge Agreement in relation to the equity interests in Amyris RealSweet, LLC owned by the Borrower; (xvii) Liens securing the Additional Facilities; (xviii) [reserved]; (ixx) Liens incurred in connection with the extension, renewal or refinancing of Permitted Indebtedness secured by Liens of the type described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereof) does not increase.
“Permitted Transfers” means (i) dispositions of inventory sold, and Permitted Intellectual Property Licenses, in each case, in the ordinary course of business, (ii) licenses, strain escrows and similar arrangements for the use of Intellectual Property in the ordinary course of business in connection with collaboration agreements, research and development agreements and joint venture agreements and on arm’s length terms and, to the extent material to any Obligor’s business, approved by such Obligor’s board of directors, and, solely with respect to the Collateral IP, subject, at all times to the Lien of the Lender on such Obligor’s ownership interest therein as granted hereunder, (iii) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (iv) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (v) any Transfers consisting of Permitted Investments in Foreign Subsidiaries permitted under clause (xi) of Permitted Investments; and (vi) so long as no Default or Event of Default has occurred and is continuing, other Transfers of assets to any Person other than to a Subsidiary that is not a Guarantor or joint venture and which have a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Plan” means, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Obligor or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any such Person (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Person).
“Projections” means Parent’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements (which shall report revenue, gross margin, EBITDA and net income); (c) cash flow statements; and (d) capitalization statements, together with appropriate supporting details and a statement of underlying assumptions.
“Qualified Plan” means a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.
“Real Estate” means all of the real property owned, leased, subleased or used by any Person.
“Receivables” means (i) all of the Obligors’ Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“SEC” means the United States Securities and Exchange Commission.
“Secured Obligations” the unpaid principal of and interest on (including interest accruing after the maturity of the Advances and interest, fees, costs, expenses and indemnities accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest, fees, costs, expenses or indemnities is allowed or allowable in such proceeding) the Advances and all other obligations and liabilities of any Obligor to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Lender that are required to be paid by any Obligor pursuant hereto) or otherwise.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Security Agreement” means that certain Security Agreement dated on or about the date of this Agreement made between the Lender and the Obligors.
“Security Documents” means the Security Agreement, all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations or any other obligation arising under any Loan Document or any part thereof, in each case, executed by any Obligor or any Subsidiary.
“Solvency Certificate” means a certificate duly executed by an officer of Parent in the form of Exhibit I.
“Solvent” with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the fair value of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, and (c) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability irrespective of whether such liabilities meet the criteria for accrual under GAAP.
“S&P” means Standard & Poor’s Rating Services and any successor entity thereof.
“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Obligor owns or controls 50.1% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Interest Rate” means for any day a per annum rate of interest equal to twelve per cent (12.0%).
“Term Loan Maturity Date” means October 31, 2024.
“Term Note” means a Promissory Note in substantially the form of Exhibit B.
“Trademark License” means any written agreement (i) granting any right to use any Trademark, now owned or hereafter acquired by any Obligor or in which any Obligor now holds or hereafter acquires any interest, (ii) agreeing to refrain from asserting or granting immunity under any Trademark, (iii) to coexist, or (iv) granting an option to any of the foregoing.
“Trademarks” means all trademarks, service marks, domain names, trade names, business names, corporate names, trade dress, logos, designs, slogans, or other indicia of source or origin, whether registered, common law or otherwise, and any applications, recordings, renewals and other post-grant variations of any of the foregoing in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, together, in each case, with the goodwill associated therewith or symbolized thereby.
“UCC” or “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended, and the rules and regulations promulgated thereunder from time to time in effect.
Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial computations or requirement set forth in any Loan Document, and the Obligors or the Lender shall so request, the Lender and the Obligors shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided, that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Obligors shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual Financial Statements required hereunder. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. Notwithstanding anything to the contrary contained in this Agreement, each action permitted to be taken or not taken and each determination permitted or required to be made or not made, in each case by the Lender under this Agreement shall be so taken or not taken (or made or not made) by the Lender acting in its sole discretion.
SECTION 2.THE ADVANCES
2.1 [reserved]
2.2 Advances.
(i) [reserved]
(b) Advances. Subject to the terms and conditions of this Agreement, the Lender will make one Advance to the Borrower on the Closing Date in an aggregate amount equal to $20,000,000. Each Advance shall be made upon written notice to the Lender set forth in an Advance Request which (other than in relation to the Advance made on the Closing Date) must be received by the Lender not less than five Business Days before the proposed date of such Advance. Such Advance Request shall specify the applicable Advance Date, which shall be a Business Day. Any Advance shall become effective and shall be an Advance as of the applicable Advance Date. Any part of the Available Commitment which is not borrowed on or before August 4, 2023 will be immediately cancelled in full and shall not be available to be borrowed and the aggregate amount of all Advances must not exceed the Commitment. No Advance may exceed the Available Commitment. Any amount borrowed under this Agreement and subsequently repaid or prepaid may not be reborrowed. The Commitment shall automatically and permanently be reduced by the amount of each Advance.
(c) Advance Request. To obtain any Advance, the Borrower shall complete, sign and deliver an Advance Request to the Lender. Each Advance Request shall be irrevocable.
(d) Interest. The principal balance of each Advance shall bear interest thereon from the applicable Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Borrower will pay interest on each Advance on the first Business Day of each calendar quarter (each, an “Interest Payment Date”), beginning with the calendar quarter first starting after the Advance Date for that Advance. Interest when due shall be capitalized (“Capitalized Interest”) on the Interest Payment Date on which it was due provided that, notwithstanding the foregoing or anything else to the contrary in this Agreement, all Capitalized Interest (i) capitalized on the amount of the Advance from the date of each Advance until the Term Loan Maturity Date shall be payable on the Term Loan Maturity Date, and (ii) not otherwise paid to the Lender under this Agreement shall be due and paid in cash to Lender on the Term Loan Maturity Date. Capitalized Interest shall be added to principal amounts of each Advance automatically on each Interest Payment Date and shall be deemed, for all purposes, to be principal. Interest at the Term Loan Interest Rate shall begin to accrue on the Capitalized Interest beginning on and including the date on which such Capitalized Interest is capitalized (and added to the principal amount of each Advance) and at all times thereafter until the principal amount of each Advance which includes such Capitalized Interest has been paid in full in cash, and shall bear interest as provided in this Section 2.2 at the Term Loan Interest Rate until paid in cash to the Lender. In computing interest, the date of the making of any Advance shall be included and the date of payment shall be excluded. A certificate as to the amount of Capitalized Interest delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(e) Payment of Advances. To the extent not previously paid, all then outstanding Advances shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid and all fees and expenses payable hereunder. The Obligors shall make all payments under this Agreement by wire transfer in immediately available funds without setoff, recoupment or deduction and regardless of any counterclaim or defense.
(f) Invoices. For the avoidance of doubt, the Borrower and the Lender confirm, acknowledge, and agree that no invoice shall be sent in connection with collection of the payments set forth in this Section 2.2 and receipt of an invoice in connection therewith shall not be a condition of such payments becoming due and payable hereunder.
(g) Cashflow Report Each Obligor represents and warrants to the Lender on the date of this Agreement and on the date it delivers a Cashflow Report that each Cashflow Report was prepared by the Borrower's management and represents the good faith belief as to the probable course of the Obligors’ business and financial affairs over the periods shown therein, subject to the assumptions stated therein. Each Obligor shall, and shall procure that each of its Subsidiaries shall, use proceeds of the Advances only to pay such expenses set forth in each Cashflow Report, as and when such expenses payable in accordance with each Cashflow Report. The Borrower will not be entitled to request, and the Lender shall not be required to make, any Advances except in accordance with this Section 2.2 and otherwise subject to the terms and conditions set forth in this Agreement.
2.3 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal amount of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.
2.4 Default Interest. If any payment under the Loan Documents is not made by an Obligor when due, an amount equal to 3% of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default, all Secured Obligations including principal, interest, compounded interest and professional fees shall bear interest at a rate per annum equal to the Term Loan Interest Rate plus 1% per annum. If any interest is not paid when due, delinquent interest shall be added to principal and shall bear interest, compounded at the rate set out in Section 2.2(d) or Section 2.3, as applicable.
2.5 Payments. All payments (including prepayments) to be made by an Obligor under any Loan Document shall be made to the Lender in immediately available funds in Dollars, without setoff,

counterclaim, or deduction, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment (other than an Amortization) is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, and (ii) second, toward payment of principal then due hereunder.
2.6 Prepayment.
(a) Optional Prepayment. At its option upon at least five Business Days prior written notice to the Lender, the Borrower may prepay all, but not less than all, of the entire principal balance of the Advances together with all accrued and unpaid interest thereon.
(b) Mandatory Prepayments. The Borrower shall prepay the all amounts owed under this Agreement with respect to the Advances and the other Secured Obligations upon and concurrently with the occurrence of a Change in Control.
2.7 Notes. This Agreement evidences the obligation of the Borrower to repay the Advances and is being executed as a noteless credit agreement. If so requested by the Lender by written notice to the Borrower, then the Borrowers shall execute and deliver to the Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of the Lender pursuant to Section 10.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence the Advances.
2.8 Increased Costs. If any change in law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender, (ii) subject the Lender to any Taxes on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Advance and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, Obligors shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.8 shall not constitute a waiver of the Lender’s right to demand such compensation. A certificate as to any additional amounts payable pursuant to this Section 2.8  submitted by the Lender to the Borrower shall be conclusive in the absence of demonstrable error. The obligations of the Borrower arising pursuant to this Section 2.8 shall survive the discharge of the Secured Obligations.
SECTION 3.SECURITY INTEREST
3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Obligor grants to the Lender, for its benefit, a security interest in all of such Obligor’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired or in which such Obligor now has or at any time in the future may acquire any right, title or interest and wherever located and all proceeds and products thereof (collectively, the “Collateral”): all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), Collateral IP, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Obligor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
3.2 Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (i) any Excluded Intellectual Property, (ii) the right of the Borrower with respect to earnouts pursuant to that certain Asset Purchase Agreement entered into by the Borrower and DSM Nutritional Products Ltd. on March 31, 2021, and the proceeds thereon, (iii) any joint venture agreement, or limited liability company agreement with respect to any limited liability company of which Parent or any Subsidiary owns less than 100% of the membership interest (a “JV Agreement”) if grant of a security interest would cause a breach of such JV Agreement, and (iv) until repayment or prepayment of DSM Tranche 3, all equity interests held by the Borrower in Amyris RealSweet, LLC provided that no Obligor or any of their respective Subsidiaries shall create or permit to subsist any Lien over any Excluded Intellectual Property or JV Agreement or, after repayment or prepayment of DSM Tranche 3, any equity interests held by the Borrower in Amyris RealSweet, LLC.
3.3 Parent shall, as security for the Secured Obligations, cause each Guarantor to grant to the Lender, a security interest in all of such Guarantor’s assets pursuant to such Security Documents as the Lender may require.
3.4 Each Obligor hereby authorizes Lender to file financing statements, without notice to Obligor, with all jurisdictions deemed necessary or appropriate by Lender to perfect or protect Lender’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.
SECTION 4.CONDITIONS PRECEDENT TO ADVANCES
4.1 The obligations of the Lender to make the Advance under this Agreement on the Closing Date is subject to the satisfaction or waiver in writing of the following documents and other evidence, each in form and substance satisfactory to the Lender on or before the Closing Date:
(a) the Loan Documents, signed by all parties to them.
(b) each document (including Uniform Commercial Code financing statements) required by the Security Documents to be filed, registered, or recorded in order to create in favor of Lender on the Collateral described therein for which perfection is required by the terms thereof.
(c) evidence that all fees and expense of the Lender under this Agreement and of the Existing Lenders under the Existing Loan Documents have been (or simultaneously with the first Advance, will be) paid in full.
(d) No Default or Event of Default shall have occurred and be continuing.
(e) Each of the representations and warranties made by any Obligor in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date), except that any representations and warranties subject to “materiality”, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects as of the date of such extension of credit (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date).
(f) Results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens.

(g) A certificate of each Obligor, executed by an authorized officer of such Obligor, with appropriate insertions and attachments, including (i) the constituent documents of such Obligor, (ii) the relevant board resolutions or written consents of such Obligor adopted by such Obligor for the purposes of authorizing such Obligor to enter into and perform the Loan Documents to which such Obligor is party, (iii) the names, titles, incumbency and signature specimens of those representatives of such Obligor who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Obligor, and (iv) a good standing certificate) for each Obligor certified as of a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization.
(h) All necessary consents and approvals to authorize the Loan Documents shall have been obtained by the applicable Loan Parties.
(i) An Advance Request, signed by the Borrower.
(j) A certificate signed by a authorized officer of the Borrower certifying that the conditions specified in clauses (d), (e) and (h) of this Section 4.1 have been satisfied.
(k) A legal opinion of Fenwick & West LLP, legal advisers to the Obligors.
(l) A Cashflow Report for the 13 week period within three Business Days from the Closing Date.
4.2 Advances. On the date of each Advance Request and on each Advance Date (including the Closing Date):
(a) the Lender shall have received all documents it may reasonably request;
(b) The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Advance Request and the Advance Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date), except that any representations and warranties subject to “materiality”, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects as of the date of such extension of credit (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date);
(c) The Obligors shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on their part to be observed or performed, and at the time of and immediately after giving effect to such Advance no Default or Event of Default shall have occurred and be continuing;
(d) Each Advance Request shall be deemed to constitute a representation and warranty by the Obligors on the date of such Advance Request and on the applicable Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.3 and as to the matters set forth in the Advance Request; and
(e) The Lender shall have received information on the Obligors' operations satisfactory to the Lender in its sole and absolute discretion and shall have completed its business and legal due diligence to its satisfaction in its sole and absolute discretion; and
(f) No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
4.3 No Default. As of the Closing Date, the date of each Advance Request and the date of each Advance, (i) no Default or Event of Default shall have occurred as of such date and no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute a Default or an Event of Default, and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
SECTION 5.REPRESENTATIONS AND WARRANTIES
To induce the Lender to make the Advances, the Obligors, jointly and severally, represent and warrant to the Lender that as of the Closing Date, the date of each Advance Request and the date of each Advance:
5.1 Corporate Status; Compliance with Law. Each Obligor (a) is a corporation, partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its applicable jurisdiction of incorporation or formation; (b) is duly qualified to conduct business and is in good standing in all jurisdictions in which the nature of its business or its ownership or lease of properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate, partnership or company power and authority to conduct its business as now and proposed to be conducted and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, except, in each case, to the extent the failure to have such right would not reasonably be expected to have a Material Adverse Effect; (d) has (and is not in default under any of the following) all material licenses, permits, certifications, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to satisfy the foregoing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (e) is not in default under any material license, permit, certification or approval requirement of any Governmental Authority, except where such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (f) is in compliance with its applicable organizational documents in all material respects; and (g) is in compliance with all Laws except where failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Obligor’s present names, former names (if any), locations, place of incorporation or formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Parent in a written notice provided to the Lender after the Closing Date.
5.2 Collateral. The Obligors own the Collateral and the Excluded Intellectual Property, free of all Liens, except for Permitted Liens. The Obligors have the power and authority to grant to the Lender a Lien in the Collateral as security for the Secured Obligations.
5.3 Organizational Power, Authorization, Enforceable Obligations, Consents. The execution, delivery and performance of this Agreement and all other Loan Documents and in the case of the Borrower, the borrowing of Advances, (i) are within such Person’s corporate, partnership, limited partnership or limited liability company power and do not contravene any provision of such Person’s organizational documents; (ii) have been duly authorized by all necessary or proper action of each Obligor; (iii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents; (iv) do not violate (A) any Laws or regulations to which any Obligor or its Subsidiaries are subject, the violation of which would be reasonably expected to have a Material Adverse Effect or (B) any order, injunction, judgment, decree or writ of any Governmental Authority to which any Obligor or its Subsidiaries are subject; (v) do not conflict with, or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture mortgage, deed of trust, lease or agreement or other instrument, in each case, in respect of material Indebtedness to which any Obligor or its Subsidiaries is a party or by which any Obligor or its Subsidiaries or any of its property is bound; and (vi) do not violate any contract or agreement or require the consent or approval of any other Person or Governmental Authority which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so. Each Loan Document has been duly executed and delivered on behalf of each Obligor party thereto. Each Loan Document upon execution will constitute, a legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.4 Material Adverse Effect; Solvency. No event, change, condition, development, effect, circumstance, matter or other occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing since December 31, 2022. The Obligors are not aware of any event or circumstance likely to occur that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect. Each Obligor is Solvent. No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by any Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Obligor. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, investigations, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Obligors, threatened against or affecting any Obligor, its Subsidiaries or their respective property, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), other than Litigation commenced after the Closing Date that would not likely be expected to result in damages of in excess of $250,000 not covered by insurance for which a claim has been made. There is no Litigation pending or, to the knowledge of any Obligor, threatened which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.6 Laws. Neither Obligors nor their Subsidiaries are in violation of any Law, or in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default is reasonably expected to have a Material Adverse Effect. Except as described on Schedule 5.6, none of the Obligors are in default in any material respect under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which an Obligor is party or by which it is bound.
5.7 Information Correct and Current. No information contained in this Agreement, any of the other Loan Documents, any Financial Statements or any other written materials from time to time delivered hereunder or any written statement furnished by or on behalf of any Obligor or any of its Subsidiaries to the Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Obligors to the Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Obligors, and (ii) the most current of such projections provided to such Obligor’s Board of Directors.
5.8 Tax Matters. Except as described on Schedule 5.8, the Obligors and each of their Subsidiaries have (a) filed all federal, state and material local Tax returns that are required to be filed, (b) duly paid or fully reserved for all Taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (c) paid or fully reserved for any Tax assessment received by any Obligor for the three years preceding the Closing Date, if any (including any Taxes being contested in good faith and by appropriate proceedings). As of the Closing Date and except as set forth on Schedule 5.8, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any Governmental Authority regarding any Taxes relating to the Obligors and any of their Subsidiaries.

5.9 Intellectual Property.
(a) Disclosure; Title. Exhibit D contains a true and correct list of each item of issued, registered, or application for issue or registration, of Intellectual Property, specifying for each (i) title or mark, (ii) jurisdiction, (iii) application or serial number and date, (iv) registration or issue number and date, (v) registered owner, and (vi) beneficial owner if different from registered owner. Except as otherwise specified on Exhibit D, an Obligor is the sole owner of each item of Intellectual Property listed thereon that has an "Amyris Ref" starting with "AM-", and for each other item of Intellectual Property listed thereon, an Obligor has the right to exploit (or exclude others from exploiting) such item under the terms of a License between such Obligor and the applicable Patent owner or co-owner specified in the "Notes" to the Patent schedule on Exhibit D. Except as described on Exhibit D, to the best of each Obligor's knowledge, each of the registered or issued Copyrights, Trademarks and Patents that are required to be listed on Exhibit D is valid and enforceable, and no such Copyright, Trademark or Patent, or any application for registration of the foregoing, has terminated, lapsed, expired or been cancelled or abandoned. All Copyrights, Trademarks and Patents required to be listed on Exhibit D have been prosecuted in accordance with all applicable Laws. To the best of each Obligor's knowledge, all actions required to record each owner throughout the entire chain of title, of each item of Intellectual Property required to be listed on Exhibit D, with each applicable Governmental Authority up through the Closing Date have been taken, including payment of all costs, fees, Taxes and expenses associated therewith.
(b) Infringement. Except as described on Schedule 5.9(b), (i) to the best of each Obligor’s knowledge, none of the Intellectual Property that is owned or exclusively licensed to an Obligor is invalid or unenforceable, in whole or in part, and (ii) no Litigation has been asserted or initiated against and no notice has been received by any Obligor that alleges any exploitation of the Intellectual Property, or the conduct of any Obligor’s business infringes, misappropriates, dilutes or otherwise violates the rights of any third party. No other Person’s trade secrets and Copyrights, and to the best of each Obligor’s knowledge no other Person’s other intellectual or industrial property rights, are infringed, misappropriated, diluted or otherwise violated by any of the Obligors’ exploitation of the Intellectual Property or the use, making, development, production, sale, offering for sale, importation or exportation of any Borrower Product. No Obligor has asserted or initiated any Litigation or sent any notice that alleges that any Intellectual Property is being infringed, misappropriated, diluted or otherwise violated.
(c) Trade Secrets. To the best of each Obligor’s knowledge, no trade secret of confidential or proprietary information has been used, divulged, disclosed or appropriated to the detriment of any Obligor for the benefit of any Person other than another Obligor. The Intellectual Property has been protected with adequate safeguards and security to maintain any trade secrets, and the confidentiality of any confidential or proprietary information. Each employee and contractor of each Obligor, or any other Person who has developed Intellectual Property, has entered into written employment agreements, non-disclosure agreements, assignment of inventions agreements or similar agreements or contracts, as applicable, requiring such individuals to safeguard and protect trade secrets and confidential or proprietary information that is Intellectual Property and assign Intellectual Property created or conceived by such individual to the applicable Obligor. To the best of each Obligor’s knowledge, no such employee, contractor or other Person is in material breach of any such agreement or contract.
(d) Licenses. Exhibit D includes a true, correct and complete list of each (i) material License under which an Obligor receives a right in or to Intellectual Property from any other Person, including each License relating to each item of Intellectual Property listed on Exhibit D that is owned or co-owned by any other Person (other than shrink-wrap licenses for non-customized off-the-shelf software costing less than $500,000 per annum) and (ii) License pursuant to which an Obligor grants a right in or to Intellectual Property to any other Person on an exclusive basis. The Licenses on Exhibit D and all other material Licenses are valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof. Each such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach of default under any such License or otherwise give any party thereto a right to terminate such License. No Obligor is in material breach of, nor has any Obligor failed to perform any material obligations under, any such License and, to each Obligor’s knowledge, each other party to any such License is not in material breach thereof or has failed to perform any material obligations thereunder. No Obligor has received any notice of a breach or default under any such License which breach or default has not been cured.
(e) Sufficiency of IP. Except as described on Schedule 5.9(e), each Obligor has, or in the case of any proposed business, will own or have licensed to it, all material intellectual property rights necessary for the operation or conduct of their respective businesses as currently conducted and proposed to be conducted. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, each Obligor has the right, to the extent required to operate its business, to freely transfer or license (except as restricted by Permitted Intellectual Property Licenses) or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and each Obligor owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of such Obligor’s Borrower Products.
(f) Litigation. Except as described on Schedule 5.9(f), no Intellectual Property owned by an Obligor and no Borrower Product has been or is subject to any actual or, to the knowledge of any Obligor, threatened Litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material respect such Obligor’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any Litigation or proceeding that obligates any Obligor to grant licenses or ownership interest in any future Intellectual Property necessary to the operation or conduct of the business of such Obligor or embodied by any Borrower Product. Except as described on Schedule 5.9(f), no Obligor has received any written notice or claim, or, to the knowledge of Obligor, oral notice or claim, challenging or questioning Obligor’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Obligor’s knowledge, is there a reasonable basis for any such claim.
5.10 Financial Accounts. Exhibit E, as may be updated by the Obligors in a written notice provided to the Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Obligor maintains Deposit Accounts and (b) all institutions at which any Obligor maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.11 Employee Loans. The Obligors have no outstanding loans to any employee, officer or director of any Obligor nor has any Obligor guaranteed the payment of any loan made to an employee, officer or director of any Obligor by a third party.
5.12 Capitalization and Subsidiaries. The Obligors’ capitalization as of the Closing Date is set forth on Schedule 5.12(a) annexed hereto. The Obligors do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.12(b), as may be updated by the Obligors in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
5.13 Financial Statements and Projections. Except for the Projections and as set forth on Schedule 5.13, all Financial Statements of the Obligors which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
(a) The following Financial Statements attached hereto as Schedule 5.13(a) have been delivered on the date hereof: (i) the audited consolidated balance sheets at December 31, 2022 and the related statements of income and cash flows for the fiscal year then ended; (ii) the unaudited balance sheets at March 31, 2023 and the related statement(s) of income and cash flows for the six months then ended.
(b) The Projections delivered on the date hereof and attached hereto as Schedule 5.13(b) have been prepared by the Obligors in light of the past operations of the Obligors and their Subsidiaries’ business, but including future payments of known contingent liabilities, and reflect projections for the period continuing until December 31, 2023 on a year-by-year basis. The Projections have been prepared in good faith based on estimates and assumptions which the Obligors believe to be reasonable and fair in light of the then-current conditions and facts known to the Obligors as of the date of delivery and, as of the Closing Date, reflect the Obligors’ good faith and reasonable estimates of the future financial performance of the Obligors and their Subsidiaries and of the other information projected therein for the period set forth therein (it being acknowledged by the Lender that projections as to future events are not to be viewed as facts or a guarantee of performance and that the actual results during the period or periods covered by such projections may differ from the projected results).
5.14 Ownership of Property; Lender’s Liens.
(a) The Real Estate listed on Schedule 5.14(a) constitutes, as of the Closing Date, all of the real property owned, leased or subleased by the Obligors and their Subsidiaries. The Obligors and their Subsidiaries own good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. The Obligors and their Subsidiaries also have good and marketable title to, or valid leasehold interests in or rights to use, all of their personal properties and assets and all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, in each case, except to the extent such failure to have such title, interests or rights or the failure of such permits to have been issued or in full force and effect would not reasonably be expected to have a Material Adverse Effect.
(b) The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Lender, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization or formation of each Obligor, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recordation of mortgages and fixture filings with respect to any mortgaged property, the delivery to the Lender of any stock or equivalent certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents, and the filing and recordation of such other statements and documents as required by the applicable Laws of each country acceptable to the Lender in its sole discretion, in which Collateral is located or any Obligor is organized or formed), such Liens constitute perfected Liens on the Collateral of the type required by the Loan Documents securing the Secured Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions.
5.15 Labor Matters. As of the Closing Date, no Obligor is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Obligors, threatened strikes, lockouts or other labor disputes involving an Obligor or any of its Subsidiaries that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except for violations that could not reasonably be expected to have a Material Adverse Effect, no Obligor or any Subsidiary of any Obligor is in violation of any Law relating to payment of wages or employee hours worked.
5.16 Government Regulation. No Obligor nor any Subsidiary of any Obligor is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X in effect from time to time of the Board of Governors of the Federal Reserve System of the United States (or any successor).
5.17 Brokers. No broker or finder acting on behalf of the Obligors or any of their Subsidiaries brought about the obtaining, making or closing of the Advances and none of the Obligors or their Subsidiaries has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
5.18 Environmental Matters. The on-going operations of the Obligors and each of their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Obligors and each of their Subsidiaries have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and the Obligors and each of their Subsidiaries are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Obligor nor any of its properties or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any proceeding, with respect to any Environmental Law or Hazardous Material; (ii) there are no conditions or circumstances involving environmental contamination by Hazardous Materials existing with respect to any property, or arising from operations prior to the Closing Date, of any Obligor or any of its Subsidiaries; and (iii) none of the Obligors nor any of their Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials.
5.19 Insurance. Schedule 5.19 lists all insurance policies required to be maintained under Section 6.1. None of the Obligors nor any of their Subsidiaries is in default of any payment obligation under any such insurance policies (after giving effect to all notice and cure periods).
5.20 Foreign Assets Control Regulations, Etc.
(a) Neither the making of the Advances by the Lender hereunder nor the Obligors’ use of the proceeds thereof will violate in any material respects the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(b) None of the Obligors, any of their Subsidiaries, nor any controlled Affiliate of the Obligors or any of their Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is a citizen or resident of any country that is subject to embargo or comprehensive trade sanctions enforced by OFAC, (iii) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages in any dealings or transactions with any such Person. Each of the Obligors and their Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
(c) No part of the proceeds from the Advances made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to Obligor and its Subsidiaries.
5.21 ERISA.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from Tax under the provisions of Section 501 of the IRC, and, to the knowledge of the Obligors, nothing has occurred which would reasonably be expected to cause the loss of such qualification or tax-exempt status; (ii) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA; (iii) none of the Obligors or any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan; (iv) none of the Obligors or, to the knowledge of the Obligors, any ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any such Person to a material Tax on prohibited transactions imposed by Section 4975 of the IRC; and (v) the Obligors do not reasonably anticipate assessed penalties under IRC 4980H.
5.22 Security Documents. The Security Agreement is effective to create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (b) any filings, notices and registrations and other perfection requirements necessary to create or perfect the Liens on the Collateral granted by the Obligors in favor of the Lender (which filings or recordings shall be made to the extent required by any Security Document)). In the case of the Pledged Equity (as defined in the Security Agreement), if any, that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(4) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Lender, and in the case of the other Collateral constituting personal property described in the Security Agreement, when financing statements and other filings specified on Schedule 3 of the Security Agreement in appropriate form are filed in the offices specified on Schedule 3 of the Security Agreement, the Lender shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Permitted Liens) subject to, in each case, applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.23 Cash Flow Reports. Each Obligor represents and warrants to the Lender on any date it delivers a Cash Flow Report that each such Cash Flow Report was prepared by the Borrower’s management and represents the good faith belief as to the probable course of the Obligors’ business and financial affairs over the periods shown therein, subject to the assumptions stated therein.
SECTION 6.INSURANCE; INDEMNIFICATIONS
As long as any Secured Obligations (other than inchoate indemnity obligations) are outstanding, the Obligors agree as follows:

6.1 Coverage. The Obligors shall cause to be carried and maintained commercial general liability insurance against risks customarily insured against in the Obligors’ line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. The Obligors must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. The Obligors have and agree to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, the Obligors shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided, that such insurance may be subject to standard exceptions and deductibles.
6.2 Certificates. The Obligors shall deliver to the Lender certificates of insurance that evidence the Obligors’ compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2 no later than ten days after the Closing Date. The Obligors’ insurance certificate shall state the Lender is an additional insured for commercial general liability, a designated payee for any key man life insurance policy, a lender’s loss payee for all risk property damage insurance, subject to the insurer’s approval, and a lender’s loss payee for property insurance and additional insured for liability insurance for any future insurance that the Obligors may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of 30 days’ advance written notice to the Lender of cancellation or any other change adverse to the Lender’s interests. Any failure of the Lender to scrutinize such insurance certificates for compliance is not a waiver of any of the Lender’s rights, all of which are reserved.
6.3 Indemnity. The Obligors agree to indemnify and hold the Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person arising out of, in connection with, or as a result of (a) the execution and delivery of this Agreement and the Loan Documents, (b) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents, (c) the administration of such credit, (d) the use of proceeds of the Advances, (e) the disposition or utilization of the Collateral, (f) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Obligor or any of their respective Affiliates) excluding, in all cases, Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment, (g)  any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (h) any actual or reasonably likely prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, (i) default by the Borrower in making a borrowing of, conversion into or continuation of an Advance after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (j) default by the Borrower in making any prepayment of the Advances after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (k) the making of a prepayment of an Advance on a day that is not the last day of an Interest Period with respect thereto. The Obligors agree to pay, and to save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby. This Section 6.3 shall survive the termination of this Agreement and the repayment of all Secured Obligations until all statutes of limitation with respect to the claims, losses, and expenses for which indemnity is given shall have run.
SECTION 7.COVENANTS
As long as any Secured Obligations (other than inchoate indemnity obligations) are outstanding, the Obligors agree as follows:
7.1 Financial Reports. The Obligors shall furnish to the Lender:
(a) no later than 5:00 p.m. (Pacific Time) on the last Business Day of each calendar week, (i) a Cash Flow Report for the 13 week period starting on the day immediately that Business Day (ii) evidence that all amounts of any Advance have been applied in accordance with this Agreement;
(b) as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, aged listings of accounts receivable and accounts payable and a calculation of liquidity (in compliance with Section 7.16), all prepared and certified to on behalf of the Obligors by an authorized officer thereof acceptable to the Lender;
(c) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of material litigation by or against any Obligor of the type described in Section 7.23(b)) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by such Obligor’s Chief Executive Officer, Chief Accounting Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;
(d) as soon as practicable (and in any event within 120 days after the end of each fiscal year), audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by the Obligors and reasonably acceptable to the Lender, accompanied by any management report from such accountants;
(e) as soon as practicable (and in any event within 30 days) after the end of each calendar month, a Compliance Certificate in the form of Exhibit E;
(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that the Obligors have made available to its equity holders and copies of any regular, periodic and special reports or registration statements that the Obligors file with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange; and
(g) at the Lender’s request, at the same time as it gives to its directors, copies of all materials (other than minutes) that any Obligor provides to its directors in connection with meetings of the Board of Directors and that are relevant to the Lender in its capacity as such; provided, however, that such Obligor shall not be required to provide the materials described in this Section 7.1(g) to the extent the information is privileged or pertains to confidential information of any third parties.
    The Obligors shall not make any change in their (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of the Obligors shall end on December 31. The Lender hereby acknowledges and agrees that the materials described in this Section 7.1 will contain material non-public and confidential information of the Obligors and their Affiliates and the Lender and its Affiliates and representatives shall abide by all confidentiality terms applicable under this Agreement and any confidentiality and nondisclosure agreements among the parties hereto.
All Financial Statements required to be delivered pursuant to clause (a)shall be sent via e-mail to provided, that if email is not available or sending such Financial Statements via e-mail is not possible, they shall be mailed to the Lender at 1180 San Carlos Avenue, #717, San Carlos, CA 94070 (Attention: Barbara Hager). Notwithstanding the foregoing, the filing of any financial statements or reports required to be furnished pursuant to this Section 7.1 pursuant to the SEC's “EDGAR” system (or any successor electronic filing system) shall be deemed to constitute "furnishing" such documents to the Lender for purposes of this Section 7.1.
7.2 Management Rights and Inspections. The Obligors shall permit any representative that the Lender authorizes, including such representative’s attorneys and accountants, to meet with any member of management of the Obligors, conduct site visits and inspect the Collateral, provided, that so long as no Default or Event of Default has occurred and is continuing, the Obligors shall not be responsible for paying the expenses of the Lender for more than one site visit, inspection, management meeting and examination in any six-month period; provided such cost restriction shall not be deemed a restriction on the number of site visits, inspections, management meetings and examinations the Lender may require. In addition, the Obligors will, upon request by the Lender, have an independent appraiser reasonably satisfactory to the Lender provide an appraisal of the Obligors’ Intellectual Property or such subset thereof as determined by the Lender; provided, that so long as no Default or Event of Default has occurred and is continuing, the Obligors shall not be responsible for paying the expenses for more than one appraisal in any one-year period; provided, further, that such cost restriction shall not be deemed a restriction on the number of appraisals the Lender may require. In addition, the Obligors shall permit any representative that the Lender authorizes, including such representative’s attorneys and accountants, to examine and make copies and abstracts of the books of account and records of the Obligors or any Subsidiary applicable to the Loan Documents or the Collateral at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of the Obligors or any Subsidiary to discuss such books of account and records at reasonable times and upon reasonable notice during normal business hours. In addition, the Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Obligors or any Subsidiary concerning significant business issues affecting the Obligors. Such consultations shall not unreasonably interfere with the Obligors’ business operations. Except as expressly provided herein, any and all visits, inspections, examinations and appraisals made while any Event of Default is continuing, shall be at Obligors’ sole cost and expense. The parties intend that the rights granted to the Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by the Lender with respect to any business issues shall not be deemed to give the Lender, nor be deemed an exercise by the Lender of, control over Obligor’s management or policies.
7.3 Further Assurances. The Obligors shall from time to time execute, deliver and file, alone or with the Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to the Lender’s Lien on the Collateral (other than the Liens set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xi), (xii), (xiii) or (xiv) (and clause (xviii) with respect to such clauses of the definition of Permitted Liens). The Obligors shall from time to time procure any instruments or documents as may be requested by the Lender, and take all further action that may be necessary or desirable, or that the Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, the Obligors hereby authorize the Lender to execute and deliver on behalf of the Obligors and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of an Obligor either in the Lender’s name or in the name of the Lender as agent and attorney-in-fact for such Obligor. The Obligors shall protect and defend such Obligor’s title to the Collateral and the Lender’s Lien thereon against all Persons claiming any interest adverse to any Obligor or the Lender other than Permitted Liens.
7.4 Indebtedness; Amendments to Indebtedness. The Obligors shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) pay any principal or interest on any Indebtedness other than scheduled or mandatory payments of principal and interest on Permitted Indebtedness when due in accordance with the terms of such Indebtedness as at the Closing Date without the prior written consent of the Lender; and (c) other than to amend or modify this Agreement or any of the Loan Documents, amend, restate, reform, supplement or otherwise modify (i) any documents or notes evidencing any Indebtedness (other than the DSM Loan Agreement and any documents entered into in connection with the DSM Loan Agreement) in any manner which imposes materially more burdensome terms upon any Obligor or its Subsidiaries than exist with respect to such Indebtedness prior to such amendment or modification without the prior written consent of the Lender, and (ii) the DSM Loan Agreement, any Loan Document (as defined in the DSM Loan Agreement) and any other documents entered into in connection with the DSM Loan Agreement (including, without limitation, the DSM Side Letter) without the prior written consent of the Lender.
7.5 Collateral; Liens Generally.
(a) The Obligors shall at all times keep the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Lender prompt written notice of any legal process affecting the Collateral or any Liens. The Obligors shall cause their Subsidiaries to protect and defend such Subsidiary’s title to the Collateral from and against all Persons claiming any interest adverse to such Subsidiary, and the Obligors shall cause their Subsidiaries at all times to keep such Subsidiary’s rights in the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Lender prompt written notice of any legal process affecting such Subsidiary’s rights in the Collateral.
(b) The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) create, incur, assume or permit to exist any Lien or legal process on any of its properties or assets, whether now owned or acquired after the Closing Date, other than Permitted Liens or (ii) become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lender as additional collateral for the Secured Obligations.
(c) The Obligors shall, at all times, keep, and shall cause their Subsidiaries to keep, the Excluded Intellectual Property free and clear or any legal process or Liens (except for Permitted Liens and the agreements and licenses referenced in the definition of Excluded Intellectual Property and the other rights granted thereunder to the other parties thereto). Each Obligor shall, and shall cause its Subsidiaries to, protect and defend such Obligor’s or such Subsidiary’s title to the Excluded Intellectual Property from and against all Persons claiming any interest adverse to such Obligor or such Subsidiary.
7.6 Investments. No Obligor shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
7.7 Distributions. The Obligors shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition or declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest other than (i) a repurchase or redemption if the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, and (ii) a Subsidiary may pay dividends or make distributions to any Obligor (or, in the case of a Foreign Subsidiary that is not a Guarantor, a parent company that is a direct or indirect wholly owned Subsidiary of any Obligor), or (b) lend money to any employees, officers or directors (except as permitted under clauses (vii) or (viii) of the definition of

Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate, or (c) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate, or (d) pay any earn-out or deferred consideration other than Contingent Obligations disclosed in Schedule 1A.
7.8 Transfers. Except for Permitted Transfers and Permitted Investments, the Obligors shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend, dispose of or in any other manner convey any equitable, beneficial or legal interest in any of their assets.
7.9 Mergers or Acquisitions. No Obligor shall merge or consolidate, or permit any of its Subsidiaries to dissolve, amalgamate, liquidate, wind up, dissolve itself (or suffer any liquidation or dissolution), merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not an Obligor into another Subsidiary or into an Obligor or (b) an Obligor into another Obligor), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person, without the prior written consent of the Lender.
7.10 Taxes.
(a) Each Obligor and its Subsidiaries shall pay when due all Taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) the Lender and related to, or in connection with, any of the transactions contemplated hereby or by other Loan Documents (other than taxes imposed on or measured by the net income of the Lender), subject to reasonable notification thereof by the Lender, and (ii) such Obligor or the Collateral or upon such Obligor’s ownership, possession, use, operation or disposition thereof or upon such Obligor’s rents, receipts or earnings arising therefrom. Each Obligor shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, each Obligor may contest, in good faith and by appropriate proceedings, Taxes for which such Obligor maintains adequate reserves therefor in accordance with GAAP.
(b) Any payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.10) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Each Obligor shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. Each Obligor shall indemnify the Lender within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.10) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Obligors by the Lender shall be conclusive absent manifest error.
7.11 Corporate Changes; Maintenance and Conduct of Business; Capital Structure.
(a) No Obligor shall change its corporate name, legal form or jurisdiction of formation without at least 20 days’ prior written notice to the Lender. No Obligor shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to the Lender; and (ii) such relocation shall be within the continental United States.
(b) No Obligor shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to the Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to the Lender.
(c) Each Obligor shall, and shall cause its Subsidiaries to maintain, preserve and protect, in all material respects, all of its material tangible assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into condition ordinary wear and tear, casualty and condemnation) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto).
(d) Without the prior written consent of the Lender, no Obligor shall, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses currently engaged in by it and any business or business activities reasonably incidental or related thereto, or any business or activity that is reasonably similar, complementary thereto or a reasonable extension thereof.
(e) No Obligor shall make any change in its form of organization or capital structure without providing the Lender at least five Business Days’ prior written notice.
(f) Each Obligor will maintain its and all of its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Obligor’s business or results of operations. The Parent shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, except where the failure to comply with such laws, ordinances and regulations would not reasonably be expected to have a material adverse effect on the Obligors’ business or results of operations.
7.12 Deposit Accounts. Subject to Section 7.28(e), no Obligor shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which the Lender has an Account Control Agreement (or the Existing Lender has an Account Control Agreement).
7.13 Domestic Subsidiaries. The Obligors shall notify the Lender of each Domestic Subsidiary formed or incorporated subsequent to the Closing Date, and, within 15 days of such formation or incorporation, shall cause any such Domestic Subsidiary to execute and deliver to the Lender a Joinder Agreement and such other documentation as the Lender may require, and for the sake of clarification, no such joinder shall be required with respect to any Foreign Subsidiary.
7.14 Notification of Default or Event of Default. The Obligors shall notify the Lender immediately in writing via email and by telephone pursuant to Section 10.2 after any Obligor acquires knowledge of (a) any breach or Default in the performance of any covenant or Secured Obligation under this Agreement, any Loan Document or any other agreement between any Obligor and the Lender, or the occurrence of any Event of Default, and (b) whether any of the Transaction Agreements conflict with any of the Loan Documents or otherwise impairs the value of the Pledge Collateral or any of DSM’s rights or remedies under the Pledge Agreement (as each of the terms in this clause (b) is defined in the DSM Loan Agreement).
7.15 Minimum Revenue. As of the last day of each fiscal quarter concluding on and after the Closing Date, the Borrower and its consolidated entities shall have revenue (determined in accordance with GAAP) of not less than $150,000,000 on a trailing 12 month basis.
7.16 Minimum Liquidity. On the last Business Day of each week, the Obligors shall have, on a consolidated basis, liquidity calculated as (i) unrestricted, unencumbered Cash and Cash Equivalents denominated in Dollars in one or more Deposit Accounts located in the United States, plus (ii) any additional amount of available credit, borrowings, or investments readily convertible to Cash to the extent necessary, so that the sum of the amounts described in clauses (i) and (ii) of this Section 7.16 is not less than $2,000,000.
7.17 [Reserved].
7.18 Loan: the Obligors will use the Advances only to pay payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Obligors’ employees, and otherwise only for the purposes agreed to by the Lender, but not, in any case, to purchase capital assets.
7.19 Transactions with Affiliates. No Obligor shall, and shall not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Obligor) unless such transaction is (a) otherwise not prohibited under this Agreement, and (c) upon fair and reasonable terms no less favorable to the relevant Obligor or Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
7.20 Books and Records. Each Obligor shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its material business activities in which proper entries, reflecting all bona fide material financial transactions, are made in accordance with GAAP in all material respects (it being understood and agreed that any Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
7.21 Compliance with Laws and Organizational Documents; Maintenance of Licenses. Without limiting any other provision of this Agreement, each Obligor shall, and shall cause each of its Subsidiaries to, (a) comply in all respects with all Laws applicable to it except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and comply in all material respects with the terms of all organizational documents applicable to it, (b) obtain and maintain all material licenses, permits, certifications, franchises, consents and governmental authorizations and approvals necessary to own its property and to conduct its business as conducted on the Closing Date, except to the extent failure to obtain and maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Secured Obligations under any Loan Document, except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (d) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. and the terms of all organizational documents applicable to it; (e) conduct its business in compliance with all applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such law; and (f) not amend or permit any amendments to its organizational documents, if such amendment would impair the rights and remedies available to the

Lender under the Loan Documents or the Liens contemplated thereby, or otherwise be materially adverse, take as a whole, to the interests of the Lender.
7.22 Intellectual Property.
(a) Subject to the following sentence, with respect to each item of its Intellectual Property, each Obligor agrees to take, at its expense, all commercially reasonable steps, including in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority, to (i) maintain each issued or registered item of Intellectual Property that exists at or after the Closing Date and maintain the Intellectual Property in full force and effect, and (ii) pursue the issuance, registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property. No Obligor will, without the written consent of the Lender, discontinue use of or otherwise abandon any Intellectual Property, or abandon any right to file an application for Patent, Trademark registration, or Copyright registration, unless the applicable Obligor shall have determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Obligor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.
(b) Each Obligor agrees to promptly notify the Lender if such Obligor becomes aware (i) that any item of the Intellectual Property, that is the subject of an issued Patent, registered Copyright or Trademark, or an application for any of the foregoing, may have become abandoned, placed in the public domain, or deemed invalid or unenforceable, (ii) of any adverse determination or development regarding such Obligor’s ownership of any of the Intellectual Property or its right to register the same or to keep and maintain and enforce the same, or (iii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court, but excluding activities in the ordinary course of prosecution) regarding any item of the Intellectual Property, in each case of clauses (i), (ii) and (iii) above, unless the applicable Obligor shall have determined that such event would not be reasonably likely to materially adversely affect the rights or benefits of the Lender.
(c) In the event that an Obligor becomes aware that any item of the Intellectual Property that is owned or exclusively licensed to any Obligor is being infringed or misappropriated by a third party, the Obligor that owns or is exclusively licensed such item of Intellectual Property shall take such actions (if any), at its expense, as such Obligor deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.
(d) Each Obligor will use proper statutory notice in connection with its use of each item of its Intellectual Property. No Obligor will do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property may lapse or become invalid or unenforceable or placed in the public domain, unless the applicable Obligor shall have determined that the loss of such Intellectual Property would not be reasonably likely to materially adversely affect the rights or benefits of the Lender.
(e) Each Obligor will take all steps which it deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.
(f) [Reserved].
(g) Each Obligor agrees that should it obtain an ownership interest in any item of the type that falls within the definition of Collateral IP that is not on the date hereof a part of the Collateral

IP (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement will automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Collateral IP subject to the terms and conditions of this Agreement with respect thereto. Upon written request of the Lender, within 15 days after the end of each fiscal quarter (and no more than once per fiscal quarter), such Obligor shall give written notice to the Lender identifying the After-Acquired Intellectual Property acquired during such fiscal quarter, and such Obligor will execute and deliver to the Lender with such written notice, or otherwise authenticate, an intellectual property security agreement substantially in the form of the IP Security Agreement or otherwise in form and substance satisfactory to the Lender covering such After-Acquired Intellectual Property and such intellectual property security agreement shall be recorded by each applicable Obligor with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property where such recording will be within 15 days after notice from the Lender of its satisfaction with such intellectual property security agreement.
7.23 Environmental Matters; Hazardous Material. Each Obligor shall (a) comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for any such non-compliance or failure to obtain that could not reasonably be expected to result in a Material Adverse Effect, (b) conduct its operations and keep and maintain all Real Estate in compliance with all Environmental Laws, other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (c) promptly take any and all actions necessary to cure any violation of applicable Environmental Laws by such Obligor or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (d) notify the Lender promptly after such Obligor becomes aware of any violation of Environmental Laws which is reasonably likely to have a Material Adverse Effect.
7.24 Lender Calls. At the reasonable request of the Lender, the Obligors shall participate in monthly conference calls with the Lender, such calls to be held at such time as may be agreed to by the Obligors and the Lender.
7.25 Other Reports. The Obligors shall deliver or cause to be delivered to the Lender, the following:
(a) promptly after any officer of any Obligor obtains knowledge of the commencement of any of the following, written notice in reasonable detail of any Litigation commenced or threatened in writing against such Obligor or any Subsidiary of such Obligor that (i) would reasonably be expected to result in damages in excess of $1,000,000, (ii) seeks material injunctive relief, where such relief could reasonably be expected to have a Material Adverse Effect, or (iii) alleges criminal misconduct of an Obligor or any of its Subsidiaries, which alleged misconduct could reasonably be expected to have a Material Adverse Effect;
(b) promptly after any officer of any Obligor obtains knowledge of the receipt by any Obligor of any written notice of violation of or potential liability or similar written notice under any applicable Law or other development, occurrence or violation that would reasonably be expected to result in liabilities in excess of $1,000,000 or otherwise have a Material Adverse Effect;
(c) at the time of delivery of each of the financial reports required by Section 7.1, a list of any applications for the registration of any Patent, Trademark or Copyright within the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which an Obligor has filed in the prior fiscal quarter;
(d) such reports, notices or other documentation required to be provided pursuant to Section 7.23(c) and copies of all environmental reports, reviews and audits in an Obligor’s possession pertaining to actual or potential Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on any Obligor or its Subsidiaries; and
(e) such documents and other evidence as the Lender shall reasonably require in connection with the DSM Loan Agreement.
7.26 No Speculative Transactions. No Obligor shall, and shall not permit any of its Subsidiaries to, engage in any transaction involving commodity options, futures contracts or similar transactions, other than foreign currency exchange hedging transactions in the ordinary course of business consistent with past practice.
7.27 Environmental Laws. Comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for any such non-compliance or failure to obtain that could not reasonably be expected to result in a Material Adverse Effect.
7.28 [Reserved]
7.29 Firmenich Amendment. The Borrower shall (a) not amend the License and Drawing Rights Agreement between Borrower and DSM Nutritional Products, Ltd. (the “License Agreement”), dated March 31, 2021 in a manner or to an extent that could reasonably be expected to adversely affect the interests of the Lender (in its sole determination), and (b) provide all documents and agreements relating to amendment of the License Agreement in agreed form not less than ten Business Days before entering into such amendment.
7.30 Delivery of Projections. The Borrower and the other Obligors covenant and agree that, commencing on July 17, 2023, and on a weekly basis thereafter, the Borrower shall, or shall cause its Financial Advisors to, prepare and deliver to the Lender cash flow projections, in form and methodology as previously provided to the Lender, showing that Borrower and the other Obligors have adequate liquidity to operate their businesses through and including the calendar year ending December 31, 2023, it being understood that each set of projections shall be prepared in good faith by the Borrower and based on assumptions believed in good faith to be reasonable at the time so prepared.
SECTION 8.EVENTS OF DEFAULT
Any one or more of the following events shall be an Event of Default:
8.1 Payments. Any Obligor fails to (a) make any payment of principal on the Loan on its due date or (b) pay any other amount (including payment of accrued interest) due under this Agreement within three Business Days after its due date whether scheduled, upon acceleration or otherwise; or
8.2 Covenants. Any Obligor breaches or defaults in the performance of any other covenant under this Agreement (other than Section 8.1), any of the other Loan Documents or any other agreement between any Obligor and the Lender and such default continues for more than five Business Days; or
8.3 Representations. Any representation or warranty made by any Obligor in any Loan Document shall have been untrue or incorrect in any material respect when made or deemed made; or
8.4 Insolvency. (i) any Group Member shall commence any case, proceeding or other action (A) under any Bankruptcy Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, subject to applicable grace periods, if any; or
8.5 Attachments; Judgments. If (i) any portion of any Group Member’s assets are attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, or any Group Member is enjoined or in any way prevented by court order from conducting any part of its business; or (ii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or (iii) any court order enjoins, restrains or prevents a Group Member from conducting all or any material part of its business; or
8.6 Other Obligations. The occurrence of any default or breach under any agreement or obligation of any Group Member involving any Indebtedness in excess of $500,000, or receipt of written notice of the occurrence of any default or breach under any other agreement or obligation of any Group Member with annual payments or receipts in excess of $500,000, which, in the case of such default or breach, is not cured within any applicable grace or cure period; or
8.7 Loan Documents. (a) The occurrence of any default under any Loan Document or any other agreement between the Obligors and the Lender, (b) (i) the guaranty set forth in Section 11 of this Agreement ceases to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that this Agreement is invalid, void or unenforceable or (ii) any Obligor or any Person acting on behalf of such Guarantor shall contest in any manner the validity, binding nature or enforceability of any Loan Document or (iii) the obligations of any Obligor under any Loan Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Loan Document, or (c) (x) any Security Document shall cease to be in full force and effect or any Person shall so assert or any security interest purported to be created by any Loan Document shall cease to be, or shall be asserted in writing by any Obligor not to be, a valid, perfected, security interest in any material portion of the Collateral covered thereby, or (y) the Secured Obligations shall cease to constitute Indebtedness senior in right of security under and subject to the terms of any intercreditor agreement delivered under this Agreement in respect of the Liens securing Indebtedness ranking junior in right of security to the Advances or, in any case, such intercreditor provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms.
8.8 Change in Control. The occurrence of any Change in Control without the prior written approval of the Lender; or
8.9 Invalidity. Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Obligor or Subsidiary of an Obligor shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected (subject only to Permitted Liens) security interest or Lien (except as otherwise permitted herein or therein) in any material portion of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from any action or inaction of the Lender; or
8.10 Subordination Provisions. If (a) any provision of any subordination or intercreditor provisions of any agreement, document or instrument governing any Indebtedness which by its terms is subordinated to the Secured Obligations or any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Secured Obligations (together, “Subordination Arrangements”) shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with the express terms thereof), or (b) any Person shall contest in any manner the validity or enforceability of such Subordination Arrangements or any Person shall deny that it has any further liability or obligation thereunder, or (c) any party to any Subordination Arrangements (other than the Lender) shall fail to comply with the provisions of, does not perform its obligations under, any such Subordination Arrangements; or
8.11 Assignment Under DSM Agreement. The occurrence of any transfer or assignment of any rights or obligations under Section 10.7 of the DSM Loan Agreement (in the form as in effect on the Closing Date) in each case without the prior written consent of the Lender to the extent that the consent of the Lender is required under those clauses.
8.12 Tranche 3. All or any part of DSM Tranche 3 is repaid or prepaid on or before April 15, 2024 other than from proceeds of sale of (a) all of the Capital Stock of Amyris RealSweet, LLC, or (b) the consummation of any sale of any consumer brands from which, in the case of this clause (b), the Obligors shall receive at least $75,000,000 in gross proceeds, which must, in each case, be on terms acceptable to the Lender in its absolute discretion.
SECTION 9.REMEDIES
9.1 General. Upon and during the continuance of any one or more Events of Default, (i) the Lender may, at its option, declare the Commitment to be terminated forthwith or accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable, whereupon the same shall immediately become due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 8.4, all of the Commitment shall immediately terminate and all the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) the Lender may, at its option, sign and file in any Obligor’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Obligor hereby grants the Lender an irrevocable power of attorney coupled with an interest, and (iii) the Lender may notify any of the Obligors’ account debtors to make payment directly to the Lender, compromise the amount of any such account on such Obligor’s behalf and endorse the Lender’s name without recourse on any such payment for deposit directly to the Lender’s account. The Lender may exercise all rights and remedies under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Lender’s rights and remedies shall be cumulative and not exclusive.
9.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, the Lender may at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as the Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. The Obligors agree that any such public or private sale may occur upon ten calendar days’ prior written notice to the Obligors. The Lender may require the Obligors to assemble the Collateral and make it available to the Lender at a place designated by the Lender that is reasonably convenient to the Lender and the Obligors. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Lender in the following order of priorities:
(a) First, to the Lender in an amount sufficient to pay in full costs and professionals’ and advisors’ fees and expenses as described in Section 10.12;
(b) Second, to the Lender in an amount equal the then unpaid amount of the Secured Obligations (including principal, interest, and any Default interest payable pursuant to Section 2.4), in such order and priority as the Lender may choose in its sole discretion; and
(c) Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to such Obligor or its representatives or as a court of competent jurisdiction may direct.
The Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
9.3 Marshalling. The Lender shall be under no obligation to marshal any of the Collateral for the benefit of any Obligor or any other Person, and the Obligors expressly waive all rights, if any, to seek to require the Lender to marshal any Collateral.
9.4 Cumulative Remedies. The rights, powers and remedies of the Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of the Lender.
SECTION 10.MISCELLANEOUS
10.1 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document.
10.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing and may be personally served or sent by electronic mail or United States mail or courier service and shall be deemed to have been given (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (c) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below, in each case addressed to the party to be notified as follows (or to such other address as a party to this Agreement may notify the other parties in writing from time to time):
(a)    If to the Lenders:

MUIRISC, LLC
Attention:
1180 San Carlos Avenue, #717
San Carlos, CA 94070
E-mail:

with a copy (which shall not constitute notice) to:

GOODWIN PROCTER LLP

Three Embarcadero Center
28th Floor
San Francisco, CA 94111
Attention:

Phone:
Email:
(b)    If to the Obligors:

AMYRIS, INC.
    Attention: Chief Legal Officer
    5885 Hollis Street, Suite 100
    Emeryville, CA 94608

    Phone:
Email:

with a copy (which shall not constitute notice) to:

FENWICK & WEST LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attn:
Phone:
Email:
or to such other address as each party may designate for itself by like notice.
10.3 Entire Agreement; Amendments.
(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.
(b) No amendment or waiver of, or supplement or other modification to, any Loan Document (other than any landlord, bailee or mortgagee agreement) or any provision thereof, shall be effective unless the same shall be in writing and signed by the Obligors and the Lender, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.
10.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.5 No Waiver. The powers conferred upon the Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. No omission or delay by the Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Obligors at any time designated, shall be a waiver of any such right or remedy to which the Lender is entitled, nor shall it in any way affect the right of the Lender to enforce such provisions thereafter.
10.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of the Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of the Loan Documents.
10.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on the Obligors and their permitted assigns (if any). The Obligors shall not assign any obligations under this Agreement or any of the other Loan Documents without the Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. The Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to the Obligors (except that the Lender shall notify the Obligors of an assignment for the limited purpose of recording such assignment in the Register in accordance with Section 10.13), and all of such rights shall inure to the benefit of Lender’s successors and permitted assigns, provided, that, except during the continuance of an Event of Default, the Lender shall not assign, transfer or endorse its rights hereunder or under any other Loan Document to (i) any entity which is a direct a competitor of the Obligors, (ii) an entity which operates a business in the same industry as the Obligors or (iii) an Affiliate of any entity meeting the criteria set forth in the preceding clause (i) or (ii), excluding, in each case, any entities which, together with their consolidated Affiliates, at the time of assignment have equity investments in such a competitor, business or Affiliate not in excess of 10.0% of the total equity investments owned by such entities and their consolidated Affiliates.
10.8 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
10.9 Consent to Jurisdiction; Service of Process; Venue.
(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OBLIGOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARENT AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 10.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE OBLIGORS AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OBLIGOR IN ANY OTHER JURISDICTION. EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT,

ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
(b) Each Obligor irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.
Mutual Waiver of Jury Trial etc. EACH OBLIGOR AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OBLIGOR CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH OBLIGOR HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.
10.10 Professional Fees. The Obligors promise to pay the Lender’s fees and expenses necessary to finalize any loan documents, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses, all as set forth on a summary invoice provided to the Obligors. In addition, the Obligors promise to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by the Lender after the Closing Date in connection with or related to: (a) any Advance; (b) the administration, syndication, distribution, collection, or enforcement of the Loan; (c) any amendments, modifications or waivers of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); (d) any waiver, consent, release, or termination under the Loan Documents; (e) the enforcement, collection or protection of the Lender’s rights in connection with this Agreement and the Loan Documents, including the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Obligors or the Collateral, and any appeal or review thereof; or (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Obligors, the Collateral or the Loan Documents, including representing the Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Obligor’s estate, and any appeal or review thereof. All amounts due under this Section 10.11 shall be paid promptly following receipt by the Borrower of an invoice relating thereto; provided that in any event such payment shall be rendered within no more than 5 Business Days following the receipt of such invoice.
10.11 Confidentiality. The Lender acknowledges that certain items of Collateral and information provided to the Lender by the Obligors are confidential and proprietary information of the Obligors, if and to the extent such information either (x) is marked as confidential by an Obligor at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, the Lender agrees that any Confidential Information they may obtain pursuant to Section 7.1 of this Agreement, in the course of acquiring, administering, or perfecting the Lender’s security interest in the Collateral or otherwise shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Obligors, except that the Lender may disclose any such information: (a) to their respective directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if the Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Advances or this Agreement and, provided, that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public (other than as a result of the Lender’s breach of its obligations under this Section 10.12); (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by the Lender’s counsel; (e) to comply with any legal requirement or law applicable to the Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including the Lender’s sale, lease, or other disposition of Collateral after Default; (g) to any participant or assignee of the Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of the Obligors; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of each Obligor or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.
10.12 Assignment of Rights. The Obligors acknowledge and understand that the Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”), subject to the restrictions set forth in Section 10.7. After such a permitted assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of the Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, the Lender shall retain all rights, powers and remedies hereby given. No such assignment by the Lender shall relieve any Obligor of any of its obligations hereunder. The Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. The Obligors shall maintain a register (the “Register”) for the recordation of the name and address of the Lender and the principal amount of and stated interest on the amount owing to the Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error, and the Obligors and the Lender shall treat each person or entity whose name is recorded in the Register as the Lender for all purposes of this Agreement. In the event that the Lender sells a participation interest in any Advances, the Lender shall maintain a similar register. The parties shall take any other action necessary from time to time to establish that the Advances (and any Note(s) evidence the Advances) and the amounts otherwise owing hereunder are in registered form under section 5f.103-1(c) of the Treasury Regulations.
10.13 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Obligor for liquidation or reorganization, if any Obligor becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Obligor’s assets, or if any payment or transfer of Collateral is recovered from the Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to the Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, the Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to the Lender in Cash.
10.14 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
10.15 No Third-Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than the Lender and the Obligors unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Obligors.
10.16 Publicity.
(a) So long as the Lender provides the Obligors prior written notice and a reasonable opportunity to review, the Obligors consent to the publication and use by the Lender and any of its member businesses and Affiliates of (i) the Obligors’ names (including a brief description of the relationship between the Obligors and the Lender) and logo and a hyperlink to the Obligors’ web sites, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of the Obligors in the Lender Publicity Materials; and (iii) the Obligors’ names, trademarks or servicemarks in any news release concerning the Lender.
(b) No Obligor nor any of its member businesses and Affiliates shall, without the Lender’s consent (which shall not be unreasonably withheld or delayed), publicize or use (i) the Lender’s name (including a brief description of the relationship between such Obligor and the Lender), logo or hyperlink to the Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of the Lender in the Borrower Publicity Materials; and (iii) the Lender’s name, trademarks, servicemarks in any news release concerning such Obligor, provided, however, that this provision shall not restrict such Obligor from disclosing or using any such information as required by applicable law or regulation.
10.17 Power of Attorney. Each Obligor hereby irrevocably appoints Lender as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse each Obligor’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign each Obligor’s name on any invoice or bill of lading for any account or drafts against account debtors; (iii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Lender’s or an Obligor’s name, as Lender chooses); (iv) make, settle, and adjust all claims under each Obligor’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Lender or a third party as the Code permits; and (b) regardless of whether an Event of Default has occurred, to sign Obligor’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral. Lender’s foregoing appointment as each Obligor’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until such time as all Secured Obligations have been satisfied in full, Lender is under no further obligation to make Advances and the Loan Documents have been terminated. Lender shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.
10.18 Electronic signatures The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
10.19 Protective Payments. If an Obligor fails to timely obtain the insurance called for by this Agreement or fails to pay any premium thereon or fails to timely pay any other amount which an Obligor is obligated to pay under any Loan Document or which may be required to preserve the Collateral, the Lender may obtain such insurance or make such payment, and all amounts so paid by the Lender are expenses of the Lender and immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. The Lender will make reasonable efforts to provide the Obligors with notice of the Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Lender are deemed an agreement to make similar payments in the future or the Lender’s waiver of any Event of Default.
10.20 Set off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without prior notice to any Obligor, any such notice being expressly waived by the Obligors, to the fullest extent permitted by applicable law, to set off and apply any and all deposits, in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender to or for the credit or the account of any Obligor against any and all of the obligations of the Obligors now or hereafter existing under the Loan Documents to the Lender that are then due and payable, irrespective of whether or not the Lender shall have made any demand under any Loan Document and although such obligations of the Obligors may be contingent or unmatured. The rights of the Lender under this Section 10.22 are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.
10.21 Set Aside. To the extent that any payment by or on behalf of an Obligor is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
10.22 Additional Waivers.
(a) The Secured Obligations are the joint and several obligation of each Obligor. To the fullest extent permitted by applicable law, the Secured Obligations of each Obligor shall not be affected by (i) the failure of the Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other Obligor under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Lender.
(b) The Secured Obligations of each Obligor shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the Secured Obligations of each Obligor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Obligor or that would otherwise operate as a discharge of any Obligor as a matter of law or equity.
(c) To the fullest extent permitted by applicable law, each Obligor waives any defense based on or arising out of any defense of any other Obligor or the unenforceability of the Secured

Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Obligor. The Lender may, at its election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with any other Obligor, or exercise any other right or remedy available to them against any other Obligor, without affecting or impairing in any way the liability of any Obligor hereunder. Each Obligor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Obligor against any other Obligor, as the case may be, or any security.
SECTION 11.GUARANTY; WAIVERS.
11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding) fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Lender in enforcing any rights under the guaranty set forth in this Section 11. Subject to Section 11.07, without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Lender under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief law (including, without limitation, any proceeding under applicable corporate law seeking a compromise or arrangement of, or relief from, any debts of the corporation or a stay of proceedings to enforce any of the claims of the corporation's creditors against it) of the United States.
11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. Each Guarantor agrees that this Section 11 constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Lender to any Collateral. The obligations of each Guarantor under this Section 11 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Guarantor or whether any Guarantor is joined in any such action or actions. The liability of each Guarantor under this Section 11 shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or otherwise;
(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, the Lender;
(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Obligor; or
(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Lender that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety.
This Section 11 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.
11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Section 11 and any requirement that the Lender exhaust any right or take any action against any Obligor or any other Person or any Collateral, (iii) any right to compel or direct the Lender to seek payment or recovery of any amounts owed under this Section 11 from any one particular fund or source or to exhaust any right or take any action against any other Obligor, any other Person or any Collateral, (iv) any requirement that the Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Obligor, any other Person or any Collateral, and (v) any other defense available to any Guarantor; provided that, notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, no Guarantor waives or shall be deemed to have waived the defense of payment. Each Guarantor agrees that the Lender shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Secured Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Section 11, and acknowledges that this Section 11 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
11.04 Continuing Guaranty; Assignments. This Section 11 is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Section 11 and the Term Loan Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender and its successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted the Lender herein or otherwise, in each case as provided in Section 11.07.
11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Obligor or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Section 11, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lender against any Obligor or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Obligor or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been paid in full in cash and the Term Loan Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and the Term Loan Maturity Date, such amount shall be held in trust for the benefit of the Lender shall forthwith be paid to the Lender to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Section 11, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Section 11 thereafter arising. If (i) any Guarantor shall make payment to the Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and (iii) the Term Loan Final Maturity Date shall have occurred, the Lender will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
11.06 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, if any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of the guaranty under this Section 11 (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under the guaranty under this Section 11 that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.
11.07 Any payment on account of an amount that is payable hereunder or under any other Loan Document must be made in United States Dollars.

IN WITNESS WHEREOF, this Loan and Security Agreement is executed and delivered as of the day and year first above written.
BORROWER:

AMYRIS, INC., a Delaware corporation
Signature: /s/ Han Kieftenbeld
Print Name: Han Kieftenbeld
Title: Interim Chief Executive Officer and Chief Financial Officer
AMYRIS FUELS, LLC, a Delaware limited liability company

Signature: /s/ Han Kieftenbeld
Print Name: Han Kieftenbeld
Title: Chief Financial Officer

AMYRIS CLEAN BEAUTY, INC., a Delaware corporation
Signature: /s/ Han Kieftenbeld
Print Name: Han Kieftenbeld
Title: Chief Financial Officer

AB TECHNOLOGIES LLC, a Delaware limited liability company
Signature: /s/ Han Kieftenbeld
Print Name: Han Kieftenbeld
Title: Chief Financial Officer

[Signature Page to Loan and Security Agreement]

MUIRISC, LLC,
as Lender

By: /s/ Barbara S. Hager
Print Name: Barbara S. Hager
Title: Manager

[Signature Page to Loan and Security Agreement]